File pursuant to Rule 424(b)(5)
                      Registration Nos. 333-19271, 333-19271-01 and 333-19271-02

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 25, 1997
           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 10, 1997

                                  $20,000,000

                               GULF POWER COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

                  SERIES B        % JUNIOR SUBORDINATED NOTES
                               DUE JUNE 30, 2037
                              -------------------
    Interest on the Series B     % Junior Subordinated Notes due June 30, 2037
(the "Series B Junior Subordinated Notes") at the rate of     % per annum (the
"Securities Rate") will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing September 30, 1997. The Series B Junior Subordinated Notes will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemption date at the option of Gulf Power Company (the "Company") in whole or
in part on or after August   , 2002. The Series B Junior Subordinated Notes will
be available for purchase in denominations of $25 and any integral multiple thereof.

    The Series B Junior Subordinated Notes will be unsecured obligations, and will be subordinate and junior in right of payment to Senior Indebtedness of the Company, as described herein. See "Description of the Junior Subordinated
Notes -- Subordination" in the accompanying Prospectus. As of March 31, 1997, outstanding Senior Indebtedness of the Company aggregated approximately $388,000,000.

    The Series B Junior Subordinated Notes initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series B Junior Subordinated Notes will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Series B Junior Subordinated Notes in certificated form will not be issued in exchange for the global certificates. See "Description of the Series B Junior Subordinated Notes -- Book-Entry Only Issuance -- The Depository Trust Company."
                              -------------------

     SEE "RISK FACTORS" ON PAGE S-3 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES B JUNIOR SUBORDINATED NOTES.
                              -------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                                    RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

=======================================================================================================================
                                                     PRICE TO               UNDERWRITING             PROCEEDS TO
                                                    PUBLIC(1)               DISCOUNT(2)               COMPANY(3)
-----------------------------------------------------------------------------------------------------------------------
Per Series B Junior Subordinated Note.......            %                        %                        %
-----------------------------------------------------------------------------------------------------------------------
Total.......................................            $                        $                        $
=======================================================================================================================

(1) Plus accrued interest, if any, from the date of original issuance.
(2) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.
(3) Before deducting expenses of the offering payable by the Company estimated
    to be $         .
                              -------------------
    The Series B Junior Subordinated Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series B Junior Subordinated Notes will be made
only in book-entry form through the facilities of DTC on or about August   ,
1997 against payment therefor in immediately available funds.
                              -------------------

THE ROBINSON-HUMPHREY
    COMPANY, INC.

                              J.C. BRADFORD & CO.
                                                     EDWARD D. JONES & CO., L.P.
                              -------------------
            The date of this Prospectus Supplement is July   , 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES B JUNIOR SUBORDINATED NOTES OFFERED HEREBY, INCLUDING BY ENTERING STABILIZING BIDS, PURCHASING SERIES B JUNIOR SUBORDINATED NOTES TO COVER SYNDICATE SHORT POSITIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.

                              SUMMARY OF OFFERING

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

The Company................  The Company is a corporation organized under the laws of the State of Maine on November 2, 1925, and admitted to do business in Florida on January 15, 1926, in Mississippi on October 25, 1976 and in Georgia on November 20, 1984. The Company has its principal office at 500 Bayfront Parkway, Pensacola, Florida 32501, telephone (904) 444-6111. The Company is a wholly owned subsidiary of The Southern Company.

                             The Company is a regulated public utility engaged
                               in the generation, transmission, distribution and sale of electric energy within an approximately 7,400 square mile service area within the northwestern portion of the State of Florida.

Series B Junior
  Subordinated Notes
  Offered..................  The Company is offering $20,000,000 aggregate principal amount of its Series B Junior
                               Subordinated Notes. Interest on the Series B
                               Junior Subordinated Notes will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 1997.

Record Date................  The regular record date for each Interest Payment
                               Date will be the close of business on the 15th calendar day prior to such Interest Payment Date.

Ranking....................  The Series B Junior Subordinated Notes will be subordinate and junior in right of payment to all indebtedness for borrowed money and other obligations of the Company included in the definition of Senior Indebtedness. See "Description of the Junior Subordinated Notes -- Subordination" in the accompanying Prospectus.

Redemption.................  The Series B Junior Subordinated Notes will be redeemable by the Company (in whole or in part),
                               from time to time on or after August   , 2002, at
                               100% of the principal amount to be redeemed plus accrued interest to the redemption date. See "Description of the Series B Junior Subordinated Notes -- Redemption" herein.

                                  RISK FACTORS

     Prospective purchasers of Series B Junior Subordinated Notes should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should consider particularly the following matters:

RANKING OF AND RIGHTS UNDER THE SERIES B JUNIOR SUBORDINATED NOTES

     The obligations of the Company under the Series B Junior Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company. At March 31, 1997, Senior Indebtedness of the Company aggregated approximately $388,000,000. There are no terms in the Series B Junior Subordinated Notes that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Series B Junior Subordinated Notes. See "Description of the Junior Subordinated
Notes -- Subordination" in the accompanying Prospectus.

TRADING CHARACTERISTICS OF THE SERIES B JUNIOR SUBORDINATED NOTES

     The Series B Junior Subordinated Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Series B Junior Subordinated Notes that is not included in the trading price thereof. Any portion of the trading price of a Series B Junior Subordinated Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Series B Junior Subordinated Note.

     The trading price of the Series B Junior Subordinated Notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Series B Junior Subordinated Notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Series B Junior Subordinated Notes, although any increase will be moderated by the Company's ability to call the Series B Junior Subordinated Notes at any time on or after
August   , 2002 at a redemption price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1997, and as adjusted to reflect the issuance of the Series B Junior Subordinated Notes. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference. See also "Selected Information" in the accompanying Prospectus.

                                                                    AS OF MARCH 31, 1997
                                                              --------------------------------
                                                               ACTUAL          AS ADJUSTED
                                                              ---------    -------------------
                                                              (THOUSANDS, EXCEPT PERCENTAGES)
Common Stock Equity.........................................   $433,598     $433,598      49.1%
Cumulative Preferred Stock..................................     65,102       65,102       7.4
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Company Junior
  Subordinated Notes........................................     40,000       40,000       4.5
Long-Term Debt..............................................    325,022      345,022      39.0
                                                               --------     --------     -----
     Total, excluding amounts due within one year...........   $863,722     $883,722     100.0%
                                                               ========     ========     =====

                          RECENT RESULTS OF OPERATIONS

     For the twelve months ended June 30, 1997, the unaudited amounts of "Operating Revenues," "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were $612,289,000, $92,042,000 and $55,132,000, respectively. In the opinion of the management of the Company, the above unaudited amounts for the twelve months ended June 30, 1997 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the twelve months ended June 30, 1997 were 4.06 and 3.18, respectively. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the year ended December 31, 1996 were
4.29 and 3.31, respectively.

             DESCRIPTION OF THE SERIES B JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the specific terms of the Series B Junior Subordinated Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Junior Subordinated Notes set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture (as defined therein).

GENERAL

     The Series B Junior Subordinated Notes will be issued as a series of Junior Subordinated Notes under the Subordinated Note Indenture. The Series B Junior Subordinated Notes will be limited in aggregate principal amount to $20,000,000.

     The entire principal amount of the Series B Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest, if any, on June 30, 2037. The Series B Junior Subordinated Notes are not subject to any sinking fund provision.

INTEREST

     Each Series B Junior Subordinated Note shall bear interest at the Securities Rate from the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the person in whose name such Series B Junior Subordinated Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial Interest Payment Date is September 30, 1997. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series B Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTIONAL REDEMPTION

     The Company shall have the right to redeem the Series B Junior Subordinated Notes, in whole or in part, without premium, from time to time, on or after
August   , 2002, upon not less than 30 nor more than 60 days' notice, at a
Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the Redemption Date.

REDEMPTION PROCEDURES

     If the Indenture Trustee gives a notice of redemption in respect of Series B Junior Subordinated Notes (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, the Indenture Trustee will irrevocably deposit with the securities depositary, so long as the Series B Junior Subordinated Notes are in book-entry only form, sufficient funds to pay the Redemption Price. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below. If the Series B Junior Subordinated Notes are no longer in book-entry only form, the Indenture Trustee shall irrevocably deposit with the Paying Agent funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions to pay the Redemption Price to the holders thereof upon surrender of their Series B Junior Subordinated Notes certificates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, interest will cease to accrue and all rights of holders of such Series B Junior Subordinated Notes so called for redemption will cease, except the right of the holders of such Series B Junior Subordinated Notes to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Series B Junior Subordinated Notes is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series B Junior Subordinated Notes is improperly withheld or refused and not paid by the Company, interest on such Series B Junior Subordinated Notes will continue to accrue at the Securities Rate, from such redemption date originally established by the Company for such Series B Junior Subordinated Notes to the date such Redemption Price is actually paid. See "Description of the Junior Subordinated Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series B Junior Subordinated Notes by tender, in the open market or by private agreement.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series B Junior Subordinated Notes. The Series B Junior Subordinated Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Series B Junior Subordinated Notes certificates will be issued, representing in the aggregate the total principal amount of Series B Junior Subordinated Notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Series B Junior Subordinated Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series B Junior Subordinated Notes on DTC's records. The ownership interest of each actual purchaser of Series B Junior Subordinated Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series B Junior Subordinated Notes. Transfers of ownership interests in the Series B Junior Subordinated Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series B Junior Subordinated Notes, except in the event that use of the book-entry system for the Series B Junior Subordinated Notes is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Series B Junior Subordinated Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series B Junior Subordinated Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Series B Junior Subordinated Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Series B Junior Subordinated Notes in accordance with its procedures.

     Although voting with respect to the Series B Junior Subordinated Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series B Junior Subordinated Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series B Junior Subordinated Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series B Junior Subordinated Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a global Series B Junior Subordinated Note will not be entitled to receive physical delivery of Series B Junior Subordinated Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series B Junior Subordinated Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series B Junior Subordinated Note.

     DTC may discontinue providing its services as securities depositary with respect to the Series B Junior Subordinated Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series B Junior Subordinated Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series B Junior Subordinated Notes. In that event, certificates for the Series B Junior Subordinated Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (for whom The Robinson-Humphrey Company, Inc., J.C. Bradford & Co. and Edward D. Jones & Co., L.P. are acting as Representatives) and each of the Underwriters has severally agreed to purchase from the Company the respective principal amount of Series B Junior Subordinated Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT OF
                                                                SERIES B JUNIOR
                            NAME                              SUBORDINATED NOTES
                            ----                              -------------------
The Robinson-Humphrey Company, Inc..........................
J.C. Bradford & Co..........................................
Edward D. Jones & Co., L.P..................................

                                                                  -----------
          Total.............................................      $20,000,000
                                                                  ===========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Series B Junior Subordinated Notes offered hereby if any of the Series B Junior Subordinated Notes are purchased.

     The Underwriters propose to offer the Series B Junior Subordinated Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities
dealers at such price less a concession not in excess of $     per Series B
Junior Subordinated Note. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per Series B Junior Subordinated
Note to certain brokers and dealers. After the Series B Junior Subordinated Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series B Junior Subordinated Notes, any security convertible into or exchangeable into or exercisable for Series B Junior Subordinated Notes or any debt securities substantially similar to the Series B Junior Subordinated Notes (except for the Series B Junior Subordinated Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives.

     Prior to this offering, there has been no public market for the Series B Junior Subordinated Notes. The Representatives have advised the Company that they intend to make a market in the Series B Junior Subordinated Notes. The Representatives will have no obligation to make a market in the Series B Junior Subordinated Notes, however, and may cease market making activities, if commenced, at any time. No assurance can be given as to the liquidity of the trading market for the Series B Junior Subordinated Notes.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act.

     In connection with this offering and in compliance with applicable law and industry practice, the Underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Series B Junior Subordinated Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing Series B Junior Subordinated Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate's short position or to stabilize the price of the security and in connection therewith reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series B Junior Subordinated Notes. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions once commenced will not be discontinued without notice.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Series B Junior Subordinated Notes and certain matters relating thereto will be passed upon on behalf of the Company by Beggs & Lane, Pensacola, Florida, and by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                    GLOSSARY

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

Additional Interest........  Amounts payable by the Company as defined under
                             "Description of the Junior Subordinated
                             Notes -- Additional Interest" in the accompanying Prospectus.

Company....................  Gulf Power Company.

DTC........................  The Depository Trust Company, a "clearing corporation" that initially will hold (through its agents) a global certificate evidencing the Series B Junior Subordinated Notes.

Indenture Trustee..........  The trustee under the Subordinated Note Indenture;
                             initially, The Chase Manhattan Bank.

Interest Payment Dates.....  March 31, June 30, September 30 and December 31 of
                             each year.

Record Date................  The close of business on the 15th calendar day prior to an Interest Payment Date.

Redemption Price...........  100% of the principal amount of the Series B Junior
                             Subordinated Notes being redeemed, plus accrued and unpaid interest thereon to the date of payment.

Securities Rate............  The per annum interest rate on the Series B Junior
                             Subordinated Notes, and set forth on the cover page of this Prospectus Supplement.

Senior Indebtedness........  Indebtedness of the Company described under
                             "Description of the Junior Subordinated
                             Notes -- Subordination" in the accompanying
                             Prospectus.

Series B Junior
Subordinated Notes.........  The Series B      % Junior Subordinated Notes due
                             June 30, 2037 of the Company.

Subordinated Note
Indenture..................  The indenture pursuant to which the Company's
                             Series B Junior Subordinated Notes will be issued.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
              PROSPECTUS SUPPLEMENT
Summary of Offering.......................    S-2
Risk Factors..............................    S-3
Capitalization............................    S-4
Recent Results of Operations..............    S-4
Description of the Series B Junior
  Subordinated Notes......................    S-4
Underwriting..............................    S-8
Legal Opinions............................    S-9
Glossary..................................   S-10
                   PROSPECTUS
Available Information.....................      2
Incorporation of Certain Documents by
  Reference...............................      2
Selected Information......................      3
Gulf Power Company........................      4
The Trusts................................      4
Accounting Treatment......................      5
Use of Proceeds...........................      5
Recent Results of Operations..............      5
Description of the Junior Subordinated
  Notes...................................      5
Description of the Securities.............     11
Description of the Guarantees.............     11
Relationship Among the Securities, the
  Junior Subordinated Notes and the
  Guarantees..............................     13
Possible Tax Law Changes..................     15
Plan of Distribution......................     15
Legal Matters.............................     16
Experts...................................     16

             ======================================================

             ======================================================

                                   $20,000,000

                                   GULF POWER
                                     COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

                                   SERIES B %
                            JUNIOR SUBORDINATED NOTES
                                DUE JUNE 30, 2037
                              ---------------------

                              PROSPECTUS SUPPLEMENT

                              ---------------------

                              THE ROBINSON-HUMPHREY
                                  COMPANY, INC.
                               J.C. BRADFORD & CO.
                           EDWARD D. JONES & CO., L.P.

             ======================================================